3: Deutsche Capital Appreciation Portfolio 10f-3
Deutsche Capital Appreciation Portfolio 10f-3 Transactions - 1Q 2000

	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Intersil Holding Corporation	International Rectifier	Broadcom
Underwriters

CS First Boston, SSB, Merrill

Lynch, FleetBoston Robertson

Stephens, SG Cowen, Adams

Harkness & Hill, Banc of America,

Chase, DBSI, AG Edwards, E*Offering,

Invemed Assoc, Kaufman, Scotia Capital,

SunTrust Eq, US Bancorp Piper Jaffray

		Salomon Smith Barney, JP Morgan, Banc of America Securities, Gruntal.	Morgan Stanley Dean Witter, BTAB, CS First Boston, Hambrecht & Quist, Merrill Lynch.
Years of continuous operation, including predecessors	>3	>3	>3
Security	ISIL	IRF	BRCM
Is the affiliate a manager or co-manager of offering?	No	No	Yes
Name of underwriter or dealer from which purchased	CS First Boston	n/a	n/a
Firm commitment?	Yes	Yes	Yes
Trade date/Date of Offering	2/24/2000	3/9/2000	10/20/1998

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 468,750,000.00	$ 397,750,000	$ 207,000,000
Total	$ 468,750,000.00	$ 397,750,000	$ 207,000,000
Public offering price	25.00	43.00	69.00
Price paid if other than POP	-	n/a	n/a
Underwriting spread or commission	$1.5625 (6.25%)	$1.935 (4.5%)	$2.76 (4%)
Shares purchased	2,600	n/a	n/a
$ amount of purchase	$ 65,000.00	n/a	n/a

% of offering purchased by fund	0.01%	n/a	n/a
% of offering purchased by associated funds	0.11%	n/a	n/a
Total	0.12%	n/a	n/a